UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 17, 2016

EMERGENT BIOSOLUTIONS INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33137	14-1902018
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Professional Drive, Suite 400, Gaithersburg, Maryland	20879
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:  (240) 631-3200

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 19, 2016, Emergent BioSolutions Inc. held its 2016 annual meeting of stockholders.  At the annual meeting, Emergent's stockholders approved the Fourth Amended and Restated Emergent BioSolutions Inc. 2006 Stock Incentive Plan, or the Amended Plan.  The board of directors adopted the Amended Plan on March 24, 2016, subject to stockholder approval.

                The Amended Plan includes the following material changes to the Third Amended and Restated Emergent BioSolutions Inc. 2006 Stock Incentive Plan, which:

•	Increase the number of shares of Emergent's common stock available for issuance under the plan by 3,750,000 shares, subject to adjustment in the event of stock splits and other similar events;
•
Reduce from 10% to 5% the percentage of shares available for issuance under the plan that may be granted with vesting provisions that do not satisfy the three-year minimum vesting provisions applicable to awards that vest based solely on the passage of time, or the one-year minimum vesting provisions applicable to awards that do not vest solely based on the passage of time, and eliminate all other exceptions to the minimum vesting provisions except in the case of the death or disability of the participant;

•	Impose a $1 million limit on the compensation payable to any non-employee director in any calendar year; and

•	Increase the per participant limit on performance awards payable in cash per calendar year from $750,000 to $2,000,000.

The description above is a summary of certain provisions contained in the Amended Plan and does not purport to be complete.  A more fulsome description of the terms and conditions of the Amended Plan is set forth in Emergent's definitive proxy statement on Schedule 14A related to the annual meeting, filed on April 8, 2016.  Such descriptions are qualified in their entirety by reference to the Amended Plan, a blacklined copy of which is attached as Appendix A to the proxy statement.

On May 17, 2016, Marvin L. White resigned from the board of directors of Emergent, effective May 18, 2016, in connection with his being named as prospective chief executive officer of Aptevo Therapeutics Inc., the entity formed to hold certain assets and liabilities of Emergent's biosciences business following Emergent's planned spin-off, which is expected to occur in mid-2016.  Also on May 17, 2016, John E. Niederhuber, M.D. resigned from the board of directors of Emergent, effective May 18, 2016, in connection with being named as a prospective director of Aptevo.

Item 5.07 Submission of Matters to a Vote of Security Holders

As noted above, the annual meeting was held on May 19, 2016.  A total of 37,537,988 shares of Emergent's common stock were present or represented by proxy, which represented approximately 94.2% of Emergent's 39,832,048  shares of common stock that were outstanding and entitled to vote at the annual meeting as of the record date of March 24, 2016.  Stockholders considered the five proposals outlined below, each of which is described in more detail in the proxy statement.

Proposal 1. To elect two Class I directors to hold office for a term expiring at our 2019 annual meeting of stockholders and until their respective successors are duly elected and qualified.  Both director nominees were elected.  The voting results were as follows:

Director Nominee	For	Withheld	Broker Non-Votes
Fuad El-Hibri	33,439,240	1,496,044	2,602,704
Ronald B. Richard	34,438,397	496,887	2,602,704

Proposal 2.  To ratify the appointment by the audit committee of Ernst & Young LLP as our Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2016.  Proposal 2 was approved.  The voting results were as follows:

For	Against	Abstaining	Broker Non-Votes
37,245,847	290,799	290,799	0

Proposal 3.  To approve, on an advisory basis, the compensation of our named executive officers.  Proposal 3 was approved.  The voting results were as follows:

For	Against	Abstaining	Broker Non-Votes
33,382,542	1,530,425	22,317	2,602,704

 Proposal 4.  To approve the amendment of our stock incentive plan.  Proposal 4 was approved.  The voting results were as follows:

For	Against	Abstaining	Broker Non-Votes
30,264,633	4,652,985	17,666	2,602,704

 Proposal 5.  To approve the adoption of the amendment of our certificate of incorporation.  Proposal 5 was approved.  The voting results were as follows:

For	Against	Abstaining	Broker Non-Votes
28,517,560	8,957,300	63,128	0

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 20, 2016	EMERGENT BIOSOLUTIONS INC.
	By:	/s/ A.B. Cruz III A.B. Cruz III Executive Vice President, General Counsel and Corporate Secretary